Exhibit 10.1
OMNIBUS AMENDMENT
TO
RESTRICTED STOCK AGREEMENTS FOR FOLGERS EMPLOYEES
     THIS OMNIBUS AMENDMENT is made this 4th day of November, 2010, by The J. M. Smucker Company (the “Company”).
WITNESSETH:
     WHEREAS, from time to time, the Company has granted shares of restricted stock (the “Restricted Stock”) to certain employees of the Company’s Folgers business (collectively, the “Folgers Employees”) pursuant to the Company’s 2006 Equity Compensation Plan (the “Plan”);
     WHEREAS, the award agreements underlying the Restricted Stock heretofore granted to the Folgers Employees (collectively, the “Restricted Stock Agreements”) provide that unvested Restricted Stock will become nonforfeitable upon the applicable Folgers Employee’s election to retire from the Company after the Folgers Employee’s becoming retirement eligible;
     WHEREAS, it is the desire of the Company to amend such Restricted Stock Agreements to provide that the Restricted Stock will immediately become nonforfeitable upon the applicable Folgers Employee’s becoming retirement eligible;
     WHEREAS, the Company has the power to amend the Restricted Stock Agreements without the consent of the grantee unless the amendments adversely affect the grantee; and
     WHEREAS, the Company has determined that the amendments contained herein do not adversely affect the grantees under the Restricted Stock Agreements;
     NOW, THEREFORE, effective November 4, 2010, the Company hereby amends all Restricted Stock Agreements for the Folgers Employees issued under the Plan in which any portion of the underlying Restricted Stock remained forfeitable as of November 4, 2010 as follows:
I.
     Clause (ii) of Section 3(b) of the Restricted Stock Agreements for the Restricted Stock granted (A) in November 2008 upon the closing of the Company’s acquisition of The Folgers Coffee Company from The Procter & Gamble Company (the “Transaction”) and (B) during the 2009 calendar year to certain Folgers Employees who were on long-term disability at the time of the closing of the Transaction (collectively, the “LTD Employees”), is amended in its entirety to read as follows:
“(ii) after the lapse of a period of two years from the date upon which the Transaction closed, the Grantee has either (A) reached the age of 60 with at least ten years of service with P&G or Folgers, or (B) reached the age of 55 with at least 20 years of service with P&G or Folgers, or”

Exhibit 10.1
II.
     Clause (ii) of Section 3(b) of the Restricted Stock Agreements for the Restricted Stock granted in June 2009 (other than the Restricted Stock granted in June 2009 to the LTD Employees) and June 2010 is amended in its entirety to read as follows:
“(ii) if, at any time during the four-year period from the Date of Grant, and after the lapse of a two year period from the date of the merger (November 6, 2008), the Grantee has either (A) reached the age of 60 with at least ten years of combined service with the Folgers business and the Company or (B) reached the age of 57 1/2 years of age and has at least 20 years of combined service with the Folgers business and the Company, provided, further the Grantee was at least 48 years of age as of November 19, 2008, or”
     IN WITNESS WHEREOF, the Company has caused this Omnibus Amendment to be executed this 4th day of November, 2010.

THE J. M. SMUCKER COMPANY

By:	/s/ Barry C. Dunaway
Name: Barry C. Dunaway
Title: Senior Vice President, Corporate and Organization Development